PROSPECTUS Dated August 26, 2003                   Pricing Supplement No. 39 to
PROSPECTUS SUPPLEMENT                     Registration Statement No. 333-106789
Dated August 26, 2003                                   Dated February 11, 2004
                                                                 Rule 424(b)(3)

                                   $18,300,000
                                 Morgan Stanley
                       GLOBAL MEDIUM-TERM NOTES, SERIES C
                             Senior Fixed Rate Notes
                        --------------------------------
                    .3% Exchangeable Notes due July 30, 2011
                   Exchangeable for Shares of Common Stock of
                             J.P. Morgan Chase & Co.

Beginning March 17, 2004, you will be able to exchange your notes for a number of shares of JP Morgan Chase common stock, subject to our right to call all of the notes on or after July 15, 2006.

o    The principal amount of each note is $1,000 and the issue price of each note is $1,026.25.
o We will pay interest at the rate of .3% per year on the $1,000 principal amount of each note. Interest will be paid semi-annually on each January 30 and July 30, beginning July 30, 2004.
o    Beginning March 17, 2004 you will have the right to exchange each note for
     24.120567 shares of JP Morgan Chase common stock, which we refer to as the exchange ratio. The exchange ratio is subject to adjustment for certain events relating to JP Morgan Chase. If you exchange your notes, we will have the right to deliver to you either the actual shares or the cash value of such shares. You will not be entitled to receive any accrued but unpaid interest on the notes upon an exchange.
     o If you exchange your notes, you must exchange at least 25 notes, equivalent to $25,000 in aggregate principal amount, at a time, except that you may exchange any number of notes if you are exchanging all of the notes that you hold.
o We have the right to call all of the notes on or after July 15, 2006. If we call the notes on any day from and including July 15, 2006 to and including the maturity date, we will pay to you the call price of $1,000, provided that if the value of 24.120567 shares of JP Morgan Chase common stock based on the closing price on the trading day immediately prior to the call notice date is greater than the call price, we will instead deliver to you
     24.120567 shares of JP Morgan Chase common stock per note, or the cash value of those shares determined on the third scheduled trading day prior to the call date specified by us. You will not be entitled to receive any accrued but unpaid interest on the notes if we call the notes.
o If we decide to call the notes, we will give you notice at least 30 but not more than 60 days before the call date specified in the notice. You will be able to exchange your notes on any day prior to the fifth scheduled trading day prior to the call date only if we call the notes for shares of JP Morgan Chase common stock rather than the $1,000 call price in cash.
o If you hold the notes to maturity, we will pay $1,000 per note to you on the maturity date.
o J.P. Morgan Chase & Co. is not involved in this offering of notes in any way and will have no obligation of any kind with respect to the notes.
o    The notes will not be listed on any securities exchange.

You should read the more detailed description of the notes in this pricing supplement. In particular, you should review and understand the descriptions in "Summary of Pricing Supplement" and "Description of Notes."

The notes involve risks not associated with an investment in ordinary debt securities. See "Risk Factors" beginning on PS-7.

                        --------------------------------
                   PRICE 102.625% AND ACCRUED INTEREST, IF ANY
                        --------------------------------

                                       Price to        Agent's       Proceeds to
                                        Public       Commissions       Company
                                      -----------    -----------    ------------
Per Note.............................   102.625%        .250%        102.375%
Total................................ $18,780,375      $45,750      $18,734,625


                                 MORGAN STANLEY

     For a description of certain restrictions on offers, sales and deliveries of the Notes and on the distribution of this pricing supplement and the accompanying prospectus supplement and prospectus relating to the Notes, see the section of this pricing supplement called "Supplemental Information Concerning Plan of Distribution."

     No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the Notes or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. Neither this pricing supplement nor the accompanying prospectus supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

     The Notes may not be offered or sold to the public in Brazil. Accordingly, the offering of the Notes has not been submitted to the Comissao de Valores Mobiliarios for approval. Documents relating to such offering, as well as the information contained herein and therein, may not be supplied to the public as a public offering in Brazil or be used in connection with any offer for subscription or sale to the public in Brazil.

     The Notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the Notes, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

     The Notes may not be offered or sold in Hong Kong, by means of any document, other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong. The Agent has not issued and will not issue any advertisement, invitation or document relating to the Notes, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Notes which are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

     The Notes have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

     This pricing supplement and the accompanying prospectus supplement and prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this pricing supplement and the accompanying prospectus supplement and prospectus used in connection with the offer or sale, or invitation for subscription or purchase, of the Notes may not be circulated or distributed, nor may the Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than under circumstances in which such offer, sale or invitation does not constitute an offer or sale, or invitation for subscription or purchase, of the Notes to the public in Singapore.

                          SUMMARY OF PRICING SUPPLEMENT

     The following summary describes the notes we are offering to you in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement. You should carefully consider, among other things, the matters set forth in "Risk Factors."

Each note costs $1,026.25       We, Morgan Stanley, are offering our .3%
                                Exchangeable Notes due July 30, 2011, which you may exchange for shares of common stock of J.P.
                                Morgan Chase & Co. beginning on March 17, 2004.
                                We refer to J.P. Morgan Chase & Co. as JP Morgan
                                Chase, and we refer to the common stock of JP
                                Morgan Chase as JP Morgan Chase Stock. The principal amount of each note is $1,000 and the issue price of each note is $1,026.25.

..3% interest on the             We will pay interest on the notes, at the rate
principal amount                of .3% per year on the $1,000 principal amount
                                of each note, semi-annually on each January 30 and July 30, beginning July 30, 2004, provided that accrued but unpaid interest will not be paid upon any exchange or our call of the notes.

You may exchange each           Beginning March 17, 2004, you may exchange each
note for 24.120567 shares       note for a number of ratio is 24.120567 shares
of JP Morgan Chase Stock        of JP Morgan Chase Stock per note, subject to
                                shares of JP Morgan Chase Stock equal to the exchange ratio. The exchange adjustment for certain corporate events relating to JP Morgan
                                Chase.

How to exchange your notes      When you exchange your notes, our affiliate
                                Morgan Stanley & Co. Incorporated or its successors, which we refer to as MS & Co., acting as calculation agent, will determine the exact number of shares of JP Morgan Chase Stock you will receive based on the principal amount of the notes you exchange and the exchange ratio as it may have been adjusted through the exchange date.

                                To exchange a note on any day, you must instruct your broker or other person with whom you hold your notes to take the following steps through normal clearing system channels:

                                o fill out an Official Notice of Exchange, which is attached as Annex A to this pricing supplement;

                                o deliver your Official Notice of Exchange to us before 11:00 a.m. (New York City time) on that day; and

                                o  deliver your note certificate to JPMorgan
                                   Chase Bank (formerly known as The Chase
                                   Manhattan Bank), as trustee for our senior notes, on the day we deliver your shares or pay cash to you, as described below.

                                If you give us your Official Notice of Exchange after 11:00 a.m. (New York City time) on any day or at any time on a day when the stock markets are closed, your notice will not become effective until the next day that the stock markets are open.

                                You must exchange at least 25 notes (equivalent to $25,000 in aggregate principal amount) at a time, provided that you may exchange any number of notes if you are exchanging all of the notes that you hold.

                                You will no longer be able to exchange your notes if we call the notes for the $1,000 call price in cash, as described below. If, however, we call the notes for shares of JP Morgan Chase Stock, or, at our subsequent election, the cash value of those shares, rather than the $1,000 call price in cash, you will be able to exchange your notes on any day prior to the fifth scheduled trading day prior to the call date.

We can choose to pay to you     At our option, on the third business day after
cash or JP Morgan Chase         you fulfill all the conditions of your exchange,
Stock if you elect to exchange  we will either:
your notes
                                o  deliver to you shares of JP Morgan Chase
                                   Stock, or

                                o  pay to you the cash value of such shares.

                                We will not pay any accrued but unpaid interest if you elect to exchange your notes.

On or after July 15, 2006, we   We may call the notes for settlement on any day,
may call the notes for stock    which we refer to as the call date, from and
or the $1,000 call price,       including July 15, 2006 to and including the
depending on the price of       maturity date. If we call the notes, you will
JP Morgan Chase Stock           not receive any accrued but unpaid interest on
                                the call date.

                                On the last trading day before the date of our call notice, the calculation agent will determine the value of the shares of JP Morgan Chase Stock underlying each note based on the closing price on such day. We refer to that closing value as parity.

                                If parity is less than the $1,000 call price, then we will pay the call price to you in cash on the call date specified in our notice. If we give notice that we will pay you the $1,000 call price in cash on the call date, which is less than the issue price of $1,026.25, you will no longer be able to exercise your exchange right.

                                If, however, parity as so determined is equal to or greater than the call price of $1,000, then we will instead deliver on the call date specified in our notice shares of JP Morgan Chase Stock at the exchange ratio, or, at our subsequent election, the cash value of those shares determined by the calculation agent on the third scheduled trading day prior to the call date. In that case, you will still have the right to exchange your notes on any day prior to the fifth scheduled trading day prior to the call date.

                                Since the issue price of $1,026.25 is greater than the call price, it is possible that the shares you receive upon our call, or the cash value of such shares, may be worth less than the issue price.

                                In addition, if we notify you that we are calling the notes for shares of JP Morgan Chase Stock, or, at our subsequent election, the cash value of those shares, it is possible that the closing price of JP Morgan Chase Stock may be lower on the call date, or the date that we value the shares for the cash payment, than it was on the last trading day before the date of our call notice, in which case, the value of the JP Morgan Chase Stock, or cash, as applicable, that you receive on the call date for each note may be less than the $1,000 call price and the principal amount of each note. Your continuing right to exercise your exchange right following our decision to call the notes for JP Morgan Chase Stock allows you to shorten the period during which you are exposed to the risk that the price of JP Morgan Chase Stock may decrease.

The notes may become            Following certain corporate events relating to
exchangeable into the           JP Morgan Chase Stock, such as a stock-for-stock
common stock of companies       merger where JP Morgan Chase is not the
other than JP Morgan Chase      surviving entity, you will be entitled to
                                receive the common stock of a successor
                                corporation to JP Morgan Chase upon an exchange or our call of the notes for shares of JP Morgan
                                Chase Stock. Following certain other corporate events relating to JP Morgan Chase Stock, such as a merger event where holders of JP Morgan
                                Chase Stock would receive all or a substantial portion of their consideration in cash or a significant cash dividend or distribution of property with respect to JP Morgan Chase Stock, you will be entitled to receive the common stock of three companies in the same industry group as JP Morgan Chase in lieu of, or in addition to, JP Morgan Chase Stock, upon an exchange or our call of the notes for shares of JP Morgan Chase
                                Stock. In the event of such a corporate event, the exchange feature of the notes would be affected. We describe the specific corporate events that can lead to these adjustments and the procedures for selecting those other reference stocks in the section of this pricing supplement called "Description of
                                Notes--Antidilution Adjustments." You should read this section in order to understand these and other adjustments that may be made to your notes.

JP Morgan Chase Stock is        The closing price of JP Morgan Chase Stock on
currently $40.27 per share      the New York Stock Exchange, Inc. on the date of
                                this pricing supplement was $40.27. You can review the historical prices of JP Morgan Chase
                                Stock in the section of this pricing supplement called "Description of Notes--Historical
                                Information."

Tax treatment                   The notes will be treated as "contingent payment
                                debt instruments" for U.S. federal income tax purposes, as described in the section of this pricing supplement called "Description of
                                Notes--United States Federal Income Taxation."
                                Under this treatment, if you are a U.S. taxable investor, you will generally be subject to annual income tax based on the comparable yield
                                (as defined in this pricing supplement) of the notes even though such yield will be higher than the interest actually paid on the notes. In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income. Please read carefully the section of this pricing supplement called
                                "Description of Notes--United States Federal
                                Income Taxation" and the sections called "United
                                States Federal Taxation--Notes--Optionally
                                Exchangeable Notes" and "United States Federal
                                Taxation--Backup Withholding" in the
                                accompanying prospectus supplement. If you are a foreign investor, please read the section of this pricing supplement called "Description of Notes--United States Federal Income Taxation."
                                You are urged to consult your own tax advisor regarding all aspects of the U.S. federal income tax consequences of investing in the notes.

MS & Co. will be the            We have appointed our affiliate MS & Co. to act
Calculation Agent               as calculation agent for JPMorgan Chase Bank,
                                the trustee for our senior notes. As calculation agent, MS & Co. will determine the exchange ratio and calculate the number of shares of JP
                                Morgan Chase Stock, or, at our election, the cash value of those shares, that you receive if you exercise your exchange right or if we call the notes. As calculation agent, MS & Co. will also adjust the exchange ratio for certain corporate events that could affect JP Morgan
                                Chase Stock and that we describe in the section of this pricing supplement called "Description of Notes--Antidilution Adjustments."

No affiliation with             JP Morgan Chase is not an affiliate of ours and
JP Morgan Chase                 is not involved with this offering in any way.
                                The notes are obligations of Morgan Stanley and not of JP Morgan Chase. JPMorgan Chase Bank, a subsidiary of JP Morgan Chase, serves as trustee for the notes.

Where you can find more         The notes are senior notes issued as part of our
information on the notes        Series C medium-term note program. You can find
                                a general description of our Series C
                                medium-term note program in the accompanying prospectus supplement dated August 26, 2003. We describe the basic features of this type of note in the sections of the prospectus supplement called "Description of Notes--Fixed Rate Notes" and "--Exchangeable Notes."

                                Because this is a summary, it does not contain all of the information that may be important to you, including the specific requirements for the exercise of your exchange right and of our call right. You should read the section of this pricing supplement called "Description of Notes" for a detailed description of the terms of the notes. You should also read about some of the risks involved in investing in the notes in the section of this pricing supplement called "Risk Factors." We urge you to consult with your investment, legal, tax, accounting and other advisors with regard to any proposed or actual investment in the notes.

How to reach us                 You may contact your local Morgan Stanley branch
                                office or our principal executive offices at 1585 Broadway, New York, New York 10036
                                (telephone number (212) 761-4000).

                                  RISK FACTORS

     The notes are not secured debt and are riskier than ordinary debt securities. This section describes the most significant risks relating to the notes. You should carefully consider whether the notes are suited to your particular circumstances before you decide to purchase them.

Because the issue price is      Although the issue price of each note is
greater than the par amount     $1,026.25, the call price is equal to $1,000,
of the notes, the return on     the par amount of each note. Accordingly, if you
your investment may be less     do not exchange the notes and we do not call the
than your initial investment    notes, at maturity you will receive only $1,000
                                for each note, which is less than the issue price of $1,026.25 per note.

                                In addition, if we call the notes, and JP Morgan Stock at the exchange ratio is less than $1,026.25, you may receive up to $26.25 less than your initial investment in each note.

Yield to maturity less than     These notes pay interest at the rate of .3% of
interest on ordinary notes      the principal amount per year. This interest
                                rate is lower than the interest rate that we would pay on non- exchangeable senior notes maturing at the same time as the notes. If you exchange your notes or we call the notes, you will not receive any accrued but unpaid interest upon such exchange or call.

Secondary trading               The notes will not be listed on any securities
may be limited                  exchange. There may be little or no secondary
                                market for the notes. Even if there is a secondary market, it may not provide significant liquidity. MS & Co. currently intends to act as a market maker for the notes but is not required to do so.

Market price of the notes       Several factors, many of which are beyond our
may be influenced by many       control, will influence the value of the notes,
unpredictable factors           including:

                                o  the market price of JP Morgan Chase Stock

                                o the volatility (frequency and magnitude of changes in price) of JP Morgan Chase Stock

                                o  geopolitical conditions and economic,
                                   financial, political, regulatory or judicial events that affect stock markets generally and which may affect the market price of JP Morgan Chase Stock

                                o  interest and yield rates in the market

                                o  the dividend rate on JP Morgan Chase Stock

                                o the time remaining until (1) you can exchange your notes for JP Morgan Chase Stock, (2) we can call the notes (which can be on or after July 15, 2006) and (3) the notes mature

                                o  our creditworthiness

                                o the occurrence of certain events affecting JP Morgan Chase that may or may not require an adjustment to the exchange ratio

                                These factors will influence the price that you will receive if you sell your notes prior to maturity. For example, you may have to sell your notes at a substantial discount from the issue price if the trading price of JP Morgan Chase Stock is at, below or not sufficiently above the price of JP Morgan Chase Stock at pricing.

                                You cannot predict the future performance of JP Morgan Chase Stock based on its historical performance.

Following our call of the       In the event that we call the notes for shares
notes, the price of JP          of JP Morgan Chase Stock, or, at our subsequent
Morgan Chase Stock may          election, the cash value of those shares, it is
decline prior to the call date  possible that the closing price of JP Morgan
                                Chase Stock may be lower on the call date, or the date that we value the shares for the cash payment, than it was on the last trading day before the date of our call notice. As a result, it is possible that the value of the JP Morgan
                                Chase Stock, or cash, as applicable, that you receive on the call date for each note may be less than the $1,000 call price.

Morgan Stanley is not           JP Morgan Chase is not an affiliate of ours and
affiliated with JP Morgan       is not involved with this offering in any way.
Chase                           Consequently, we have no ability to control the
                                actions of JP Morgan Chase, including any corporate actions of the type that would require the calculation agent to adjust the exchange ratio. JP Morgan Chase has no obligation to consider your interests as an investor in the notes in taking any corporate actions that might affect the value of your notes. None of the money you pay for the notes will go to JP Morgan
                                Chase.

Morgan Stanley may engage       We or our affiliates may presently or from time
in business with or involving   to time engage in business with JP Morgan Chase
JP Morgan Chase without         without regard to your interests, including
regard to your interests        extending loans to, or making equity investments
                                in, JP Morgan Chase or providing advisory services to JP Morgan Chase, such as merger and acquisition advisory services. In the course of our business, we or our affiliates may acquire non-public information about JP Morgan Chase.
                                Neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, we or our affiliates from time to time have published and in the future may publish research reports with respect to JP Morgan
                                Chase. These research reports may or may not recommend that investors buy or hold JP Morgan
                                Chase Stock.

You have no shareholder         Investing in the notes is not equivalent to
rights                          investing in JP Morgan Chase Stock. As an
                                investor in the notes, you will not have voting rights or the right to receive dividends or other distributions or any other rights with respect to JP Morgan Chase Stock.

The notes may become            Following certain corporate events relating to
exchangeable into the           JP Morgan Chase Stock, such as a merger event
common stock of companies       where holders of JP Morgan Chase Stock would
other than JP Morgan            receive all or a substantial portion of their
Chase                           consideration in cash or a significant cash
                                dividend or distribution of property with respect to JP Morgan Chase Stock, you will be entitled to receive the common stock of three companies in the same industry group as JP
                                Morgan Chase in lieu of, or in addition to, JP
                                Morgan Chase Stock, upon an exchange or our call of the notes for shares of JP Morgan Chase
                                Stock. Following certain other corporate events, such as a stock-for-stock merger where JP Morgan
                                Chase is not the surviving entity, you will be entitled to receive the common stock of a successor corporation to JP Morgan Chase upon an exchange or our call of the notes for shares of JP Morgan Chase Stock. We describe the specific corporate events that can lead to these adjustments and the procedures for selecting those other reference stocks in the section of this pricing supplement called "Description of Notes--Antidilution Adjustments." The occurrence of such corporate events and the consequent adjustments may materially and adversely affect the market price of the Notes.

The antidilution adjustments    MS & Co., as calculation agent, will adjust the
the calculation agent is        exchange ratio for certain events affecting JP
required to make do not         Morgan Chase Stock, such as stock splits and
cover every corporate event     stock dividends, and certain other corporate
that could affect JP Morgan     actions involving JP Morgan Chase, such as
Chase Stock                     mergers. However, the calculation agent will not
                                make an adjustment for every corporate event or every distribution that could affect JP Morgan
                                Chase Stock. For
                                example, the calculation agent is not required to make any adjustments if JP Morgan Chase or anyone else makes a partial tender offer or a partial exchange offer for JP Morgan Chase
                                Stock. If an event occurs that does not require the calculation agent to adjust the exchange ratio, the market price of the notes may be materially and adversely affected. The determination by the calculation agent to adjust, or not to adjust, the exchange ratio may materially and adversely affect the market price of the notes.

Adverse economic interests      Because the calculation agent, MS & Co., is our
of the calculation agent and    affiliate, the economic interests of the
its affiliates may influence    calculation agent and its affiliates may be
determinations                  adverse to your interests as an investor in the
                                notes. MS& Co. will calculate how many shares of JP Morgan Chase Stock or the equivalent cash amount you will receive in exchange for your notes and what adjustments should be made to the exchange ratio to reflect certain corporate and other events. Determinations made by MS & Co, in its capacity as calculation agent, including adjustments to the exchange ratio, may affect the payment to you upon an exchange or call or at maturity of the notes. See the section of this pricing supplement called "Description of Notes--Antidilution Adjustments."

Hedging and trading activity    MS & Co. and other affiliates of ours have
by the calculation agent and    carried out, and will continue to carry out,
its affiliates could            hedging activities related to the notes,
potentially affect the value    including trading in JP Morgan Chase Stock as
of the notes                    well as in other instruments related to JP
                                Morgan Chase Stock. MS & Co. and some of our other subsidiaries also trade JP Morgan Chase
                                Stock and other financial instruments related to JP Morgan Chase Stock on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities as of the date of this pricing supplement could potentially have increased the price of JP Morgan Chase Stock and, therefore, the price at which JP Morgan Chase Stock must trade before the JP Morgan Chase Stock for which you may exchange each note will be worth as much as or more than the principal amount and issue price of each note. Additionally, such hedging or trading activities during the term of the notes could potentially affect the price of JP
                                Morgan Chase Stock and, accordingly, the value of the JP Morgan Chase Stock or the amount of cash you will receive upon an exchange or call or at maturity of the notes.

The notes will be treated as    You should also consider the tax consequences of
contingent payment debt         investing in the notes. The notes will be
instruments for U.S. federal    treated as "contingent payment debt instruments"
income tax purposes             for U.S. federal income tax purposes, as
                                described in the section of this pricing supplement called "Description of Notes--United
                                States Federal Income Taxation." Under this treatment, if you are a U.S. taxable investor, you will generally be subject to annual income tax based on the comparable yield (as defined in this pricing supplement) of the notes even though such yield will be higher than the interest actually paid on the notes. In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income. Please read carefully the section of this pricing supplement called
                                "Description of Notes--United States Federal
                                Income Taxation" and the sections called "United
                                States Federal Taxation--Notes--Optionally
                                Exchangeable Notes" and "United States Federal
                                Taxation--Backup Withholding" in the
                                accompanying prospectus supplement.

                                If you are a foreign investor, please read the section of this pricing supplement called "Description of Notes--United States Federal Income Taxation."

                                You are urged to consult your own tax advisor regarding all aspects of the U.S. federal income tax consequences of investing in the notes.

                              DESCRIPTION OF NOTES

     Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement. The term "Note" refers to each $1,000 principal amount of our .3% Exchangeable Notes due July 30, 2011 (Exchangeable for Shares of Common Stock of J.P. Morgan Chase & Co.). In this pricing supplement, the terms "we," "us" and "our" refer to Morgan Stanley.

Aggregate Principal Amount......$18,300,000

Maturity Date...................July 30, 2011

Specified Currency..............U.S. dollars

Issue Price.....................102.625%

Interest Rate....................3% per annum

Interest Payment Dates..........Each January 30 and July 30, beginning July 30,
                                2004

Original Issue Date
(Settlement Date)...............February 17, 2004

CUSIP Number....................617446MJ5

Minimum Denominations...........$1,000

Distribution at Maturity........On the Maturity Date, if the Notes have not been called, you will receive $1,000 in cash plus any accrued but unpaid interest in exchange for each Note as to which your exchange right has not been exercised.

Exchange Right..................On any Exchange Date, you will be entitled, upon your

                                o  completion and delivery to us and the
                                   Calculation Agent through your participant at The Depository Trust Company, which we refer to as DTC, of an Official Notice of Exchange (in the form of Annex A attached hereto) prior to 11:00 a.m. (New York City time) on such date and
                                o instruction to your broker or the participant through which you own your interest in the Notes to transfer your book entry interest in the Notes to the Trustee on our behalf on or before the Exchange Settlement Date (as defined below), to exchange each Note for a number of shares of JP Morgan Chase Stock equal to the Exchange Ratio, as adjusted for corporate events relating to JP Morgan Chase. See "--Antidilution Adjustments" below. You will not, however, be entitled to exchange your Notes if we have previously called the Notes for the cash Call Price of $1,000 per Note as described under "--Morgan Stanley Call Right" below.

                                Upon any exercise of your Exchange Right, you will not be entitled to receive any cash payment representing any accrued but unpaid interest. Consequently, if you exchange your Notes so that the Exchange Settlement Date occurs during the period from the close of business on a Record Date (as defined below) for the payment of interest and prior to the next succeeding Interest Payment Date, the

                                Notes that you exchange must, as a condition to the delivery of JP Morgan Chase Stock or cash to you, be accompanied by funds equal to the interest payable on the succeeding Interest Payment Date on the principal amount of Notes that you exchange.

                                Upon any such exchange, we may, at our sole option, either deliver such shares of JP Morgan Chase Stock or pay an amount in cash equal to the Exchange Ratio times the Closing Price (as defined below) of JP Morgan Chase Stock on the Exchange Date, as determined by the Calculation Agent, in lieu of such JP Morgan Chase Stock. See "--Closing Price."

                                We will, or will cause the Calculation Agent to, deliver such shares of JP Morgan Chase Stock or cash to the Trustee for delivery to you on the third business day after the Exchange Date, upon delivery of your Notes to the Trustee. The "Exchange Settlement Date" will be the third business day after the Exchange Date, or, if later, the day on which your Notes are delivered to the Trustee.

                                Since the Notes will be held only in book entry form, you may exercise your exchange right only by acting through your participant at DTC, the registered holder of the Notes. Accordingly, as a beneficial owner of Notes, if you desire to exchange all or any portion of your Notes you must instruct the participant through which you own your interest to exercise the exchange right on your behalf by forwarding the Official Notice of Exchange to us and the Calculation Agent as discussed above. In order to ensure that the instructions are received by us on a particular day, you must instruct the participant through which you own your interest before that participant's deadline for accepting instructions from their customers. Different firms may have different deadlines for accepting instructions from their customers. Accordingly, as a beneficial owner of Notes you should consult the participant through which you own your interest for the relevant deadline. All instructions given to us by participants on your behalf relating to the right to exchange the Notes will be irrevocable. In addition, at the time instructions are given, you must direct the participant through which you own your interest to transfer its book entry interest in the related Notes, on DTC's records, to the Trustee on our behalf. See "Forms of Securities--Global Securities" in the accompanying prospectus.

Minimum Exchange................If you exercise your Exchange Right, you must exchange at least 25 Notes (equivalent to $25,000 in aggregate principal amount) at a time; provided that you may exchange any number of Notes if you are exchanging all of your Notes.

Record Date.....................The Record Date for each Interest Payment Date
                                (other than the Maturity Date) will be the close of business on the date 15 calendar days prior to such Interest Payment Date, whether or not that date is a Business Day.

No Fractional Shares............If upon any exchange or call of the Notes we deliver shares of JP Morgan Chase Stock, we will pay cash in lieu of delivering any fractional share of JP Morgan Chase Stock in an amount equal to the corresponding fractional Closing Price of JP Morgan Chase Stock as determined by the Calculation Agent on the applicable Exchange

                                Date or on the second Trading Day immediately preceding the Call Date.

Exchange Ratio..................24.120567, subject to adjustment for certain corporate events relating to JP Morgan Chase. See "--Antidilution Adjustments" below.

Exchange Date...................Any Trading Day on which you have duly completed and delivered to us and the Calculation Agent, as described under "--Exchange Right" above, an official notice of exchange prior to 11:00 a.m., or if we receive it after 11:00 a.m., the next Trading Day; provided that such Trading Day falls during the period beginning March 17, 2004 and ending on the Trading Day prior to the earliest of (i) the fifth scheduled Trading Day prior to the Maturity Date, (ii) the fifth scheduled Trading Day prior to the Call Date and
                                (iii) in the event of a call for the cash Call Price of $1,000 per Note as described under "--Morgan Stanley Call Right" below, the Morgan Stanley Notice Date.

Morgan Stanley Call Right ......On or after July 15, 2006 to and including the
                                Maturity Date, we may call the Notes, in whole but not in part, for mandatory exchange into JP Morgan Chase Stock at the Exchange Ratio, or, at our subsequent election on the third scheduled Trading Day prior to the Call Date, the cash value of such shares of JP Morgan Chase Stock determined by the Calculation Agent based on the Closing Price of JP Morgan Chase Stock on the third scheduled Trading Day prior to the Call Date; provided that, if Parity (as defined below) on the Trading Day immediately preceding the Morgan Stanley Notice Date, as determined by the Calculation Agent, is less than the Call Price of $1,000 per Note, we will pay the Call Price in cash on the Call Date. If we call the Notes for mandatory exchange, then, unless you subsequently exercise your Exchange Right (the exercise of which will not be available to you following a call for cash in an amount equal to the Call Price of $1,000 per Note), the JP Morgan Chase Stock or cash to be delivered to you will be delivered on the Call Date fixed by us and set forth in our notice of mandatory exchange, upon delivery of your Notes to the Trustee. We will, or will cause the Calculation Agent to, deliver such shares of JP Morgan Chase Stock or cash to the Trustee for delivery to you. You will not receive any accrued but unpaid interest on the Notes following our exercise of the Morgan Stanley Call Right.

                                Except in the case of a call for the cash Call Price of $1,000 per Note as described above, until the fifth scheduled trading day prior to the Call Date, you will continue to be entitled to exchange the Notes and receive any amounts described under "--Exchange Right" above.

Call Date.......................The scheduled Trading Day on or after July 15,
                                2006 or the Maturity Date (regardless of whether the Maturity Date is a scheduled Trading Day) as specified by us in our notice of mandatory exchange on which we will deliver shares of JP Morgan Chase Stock, or, at our subsequent election, the cash value of those shares, or cash equal to the Call Price of $1,000 per Note to you for mandatory exchange.

Morgan Stanley Notice Date......The scheduled Trading Day on which we issue our notice of mandatory exchange, which must be at least 30 but no more than 60 days prior to the Call Date.

Parity..........................With respect to any Trading Day, an amount equal to the Exchange Ratio on such Trading Day times the Closing Price of JP Morgan Chase Stock (and any other Exchange Property) on such Trading Day.

Call Price......................$1,000 per Note

Closing Price...................The Closing Price for one share of JP Morgan
                                Chase Stock (or one unit of any other security for which a Closing Price must be determined) on any Trading Day (as defined below) means:

                                   o  if JP Morgan Chase Stock (or any such
                                      other security) is listed or admitted to trading on a national securities exchange, the last reported sale price, regular way, of the principal trading session on such day on the principal United States securities exchange registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), on which JP Morgan Chase Stock (or any such other security) is listed or admitted to trading,

                                   o  if JP Morgan Chase Stock (or any such
                                      other security) is a security of the
                                      Nasdaq National Market (and provided that the Nasdaq National Market is not then a national securities exchange), the Nasdaq official closing price published by The Nasdaq Stock Market, Inc. on such day, or

                                   o  if JP Morgan Chase Stock (or any such
                                      other security) is not listed or admitted to trading on any national securities exchange or a security of the Nasdaq National Market but is included in the OTC Bulletin Board Service (the "OTC Bulletin Board") operated by the National Association of Securities Dealers, Inc. (the "NASD"), the last reported sale price of the principal trading session on the OTC Bulletin Board on such day.

                                If JP Morgan Chase Stock (or any such other security) is listed or admitted to trading on any national securities exchange or is a security of the Nasdaq National Market but the last reported sale price or Nasdaq official closing price, as applicable, is not available pursuant to the preceding sentence, then the Closing Price for one share of JP Morgan Chase Stock (or one unit of any such other security) on any Trading Day will mean the last reported sale price of the principal trading session on the over-the-counter market as reported on the Nasdaq National Market or the OTC Bulletin Board on such day. If, because of a Market Disruption Event (as defined below) or otherwise, the last reported sale price or Nasdaq official closing price, as applicable, for JP Morgan Chase Stock (or any such other security) is not available pursuant to either of the two preceding sentences, then the Closing Price for any Trading Day will be the mean, as determined by the Calculation Agent, of the bid prices for JP Morgan Chase Stock (or any such other security) obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the Calculation Agent. Bids of MS & Co. or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained. The term "security of the Nasdaq National Market" will include a security included in any successor to such system, and the term OTC Bulletin Board Service will include any successor service thereto.

Trading Day.....................A day, as determined by the Calculation Agent, on which trading is generally conducted on the New York Stock Exchange, Inc. ("NYSE"), the AMEX, the Nasdaq National Market, the Chicago Mercantile Exchange and the Chicago Board of Options Exchange and in the over-the-counter market for equity securities in the United States and on which a Market Disruption Event has not occurred.

Book Entry Note or
Certificated Note...............Book Entry. The Notes will be issued in the form of one or more fully registered global
                                securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC. DTC's nominee will be the only registered holder of the Notes. Your beneficial interest in the Notes will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC. In this pricing supplement, all references to actions taken by you or to be taken by you refer to actions taken or to be taken by DTC and its participants acting on your behalf, and all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Notes, for distribution to participants in accordance with DTC's procedures. For more information regarding DTC and book entry notes, please read "The Depositary" in the accompanying prospectus supplement and "Form of Securities--Global Securities--Registered Global Securities" in the accompanying prospectus.

Senior Note or Subordinated
Note............................Senior

Trustee.........................JPMorgan Chase Bank (formerly known as The Chase
                                Manhattan Bank)

Agent for this Underwritten
Offering of Notes...............MS & Co.

Calculation Agent...............MS & Co.

                                All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us.

                                Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the Notes, including with respect to certain determinations and judgments that the Calculation Agent must make in making adjustments to the Exchange Ratio or other antidilution adjustments or determining the Closing Price or whether a Market Disruption Event has occurred. See "--Antidilution Adjustments" and "--Market Disruption Event" below. MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Antidilution Adjustments........The Exchange Ratio will be adjusted as follows:

                                1. If JP Morgan Chase Stock is subject to a stock split or reverse stock split, then once such split has become effective, the Exchange Ratio will be adjusted to equal the product of the prior Exchange Ratio and the number of shares issued in such stock split or reverse stock split with respect to one share of JP Morgan Chase Stock.

                                2. If JP Morgan Chase Stock is subject (i) to a stock dividend (issuance of additional shares of JP Morgan Chase Stock) that is given ratably to all holders of shares of JP Morgan Chase Stock or (ii) to a distribution of JP Morgan Chase Stock as a result of the triggering of any provision of the corporate charter of JP Morgan Chase, then once the dividend has become effective and JP Morgan Chase Stock is trading ex-dividend, the Exchange Ratio will be adjusted so that the new Exchange Ratio shall equal the prior Exchange Ratio plus the product of (i) the number of shares issued with respect to one share of JP Morgan Chase Stock and (ii) the prior Exchange Ratio.

                                3. There will be no adjustments to the Exchange Ratio to reflect cash dividends or other distributions paid with respect to JP Morgan Chase Stock other than distributions described in paragraph 2 and clauses (i), (iv) and (v) of the first sentence of paragraph 4 and Extraordinary Dividends. "Extraordinary
                                Dividend" means each of (a) the full amount per share of JP Morgan Chase Stock of any cash dividend or special dividend or distribution that is identified by JP Morgan Chase as an extraordinary or special dividend or distribution, (b) the excess of any cash dividend or other cash distribution (that is not otherwise identified by JP Morgan Chase as an extraordinary or special dividend or distribution) distributed per share of JP Morgan Chase Stock over the immediately preceding cash dividend or other cash distribution, if any, per share of JP Morgan Chase Stock that did not include an Extraordinary Dividend (as adjusted for any subsequent corporate event requiring an adjustment hereunder, such as a stock split or reverse stock split) if such distribution or excess portion of the dividend is more than 5% of the Closing Price of JP Morgan Chase Stock on the Trading Day preceding the "ex-dividend date" (that is, the day on and after which transactions in JP Morgan Chase Stock on an organized securities exchange or trading system no longer carry the right to receive that cash dividend or other cash distribution) for the payment of such cash dividend or other cash distribution (such Closing Price, the "Base Closing Price") and (c) the full cash value of any non-cash dividend or distribution per share of JP Morgan Chase Stock (excluding Marketable Securities, as defined in paragraph 4 below). Subject to the following sentence, if any cash dividend or distribution of such other property with respect to JP Morgan Chase Stock includes an Extraordinary Dividend, the Exchange Ratio with respect to JP Morgan Chase Stock will be adjusted on the ex-dividend date so that the new Exchange Ratio will equal the product of (i) the prior Exchange Ratio and (ii) a fraction, the numerator of which is the Base Closing Price, and the denominator of which is the amount by which the Base Closing Price exceeds the Extraordinary Dividend. If any Extraordinary Dividend is at least 35% of the Base Closing Price, then, instead of adjusting the Exchange Ratio, upon any exchange or, if we call the Notes and Parity exceeds the principal amount per Note, upon our call of the

                                Notes, the payment, upon an exchange or call of the Notes, will be determined as described in paragraph 4 below, and the Extraordinary Dividend will be allocated to Reference Basket Stocks in accordance with the procedures for a Reference Basket Event as described in clause 3(b) of paragraph 4 below. The value of the non-cash component of an Extraordinary Dividend will be determined on the ex-dividend date for such distribution by the Calculation Agent, whose determination shall be conclusive in the absence of manifest error. A distribution on JP Morgan Chase Stock described in clause (i), (iv) or (v) of the first sentence of paragraph 4 below shall cause an adjustment to the Exchange Ratio pursuant only to clause (i), (iv) or (v) of the first sentence of paragraph 4, as applicable.

                                4. Any of the following shall constitute a Reorganization Event: (i) JP Morgan Chase Stock is reclassified or changed, including, without limitation, as a result of the issuance of any tracking stock by JP Morgan Chase, (ii) JP Morgan Chase has been subject to any merger, combination or consolidation and is not the surviving entity, (iii) JP Morgan Chase completes a statutory exchange of securities with another corporation (other than pursuant to clause (ii) above), (iv) JP Morgan Chase is liquidated, (v) JP Morgan Chase issues to all of its shareholders equity securities of an issuer other than JP Morgan Chase (other than in a transaction described in clause (ii), (iii) or
                                (iv) above) (a "spinoff stock") or (vi) JP
                                Morgan Chase Stock is the subject of a tender or exchange offer or going private transaction on all of the outstanding shares. If any Reorganization Event occurs, in each case as a result of which the holders of JP Morgan Chase Stock receive any equity security listed on a national securities exchange or traded on The Nasdaq National Market (a "Marketable Security"), other securities or other property, assets or cash (collectively "Exchange Property"), upon any exchange or upon our call of the Notes for shares of JP Morgan Chase Stock, the payment with respect to the $1,000 principal amount of each Note following the effective date for such Reorganization Event (or, if applicable, in the case of spinoff stock, the ex-dividend date for the distribution of such spinoff stock) will be determined in accordance with the following:

                                   (1) if JP Morgan Chase Stock continues to be outstanding, JP Morgan Chase Stock (if applicable, as reclassified upon the issuance of any tracking stock) at the Exchange Ratio in effect on the third Trading Day prior to the scheduled Maturity Date (taking into account any adjustments for any distributions described under clause (3)(a) below); and

                                   (2) for each Marketable Security received in such Reorganization Event (each a "New Stock"), including the issuance of any tracking stock or spinoff stock or the receipt of any stock received in exchange for JP Morgan Chase Stock where JP Morgan Chase is not the surviving entity, the number of shares of the New Stock received with respect to one share of JP Morgan Chase Stock multiplied by the Exchange Ratio for JP Morgan Chase Stock on the Trading Day immediately prior to the effective date of the Reorganization Event (the "New Stock Exchange Ratio"), as adjusted to the third Trading Day prior to the scheduled Maturity Date (taking into account any adjustments for distributions described under clause (3)(a) below); and

                                   (3) for any cash and any other property or securities other than Marketable Securities received in such Reorganization Event (the "Non-Stock Exchange Property"),

                                      (a) if the combined value of the amount of Non-Stock Exchange Property received per share of JP Morgan Chase Stock, as determined by the Calculation Agent in its sole discretion on the effective date of such Reorganization Event (the "Non-Stock Exchange Property Value"), by holders of JP Morgan Chase Stock is less than 25% of the Closing Price of JP Morgan Chase Stock on the Trading Day immediately prior to the effective date of such Reorganization Event, a number of shares of JP Morgan Chase Stock, if applicable, and of any New Stock received in connection with such Reorganization Event, if applicable, in proportion to the relative Closing Prices of JP Morgan Chase Stock and any such New Stock, and with an aggregate value equal to the Non-Stock Exchange Property Value multiplied by the Exchange Ratio in effect for JP Morgan Chase Stock on the Trading Day immediately prior to the effective date of such Reorganization Event, based on such Closing Prices, in each case as determined by the Calculation Agent in its sole discretion on the effective date of such Reorganization Event; and the number of such shares of JP Morgan Chase Stock or any New Stock determined in accordance with this clause (3)(a) will be added at the time of such adjustment to the Exchange Ratio in subparagraph (1) above and/or the New Stock Exchange Ratio in subparagraph (2) above, as applicable, or

                                      (b) if the Non-Stock Exchange Property
                                      Value is equal to or exceeds 25% of the
                                      Closing Price of JP Morgan Chase Stock on the Trading Day immediately prior to the effective date relating to such Reorganization Event or, if JP Morgan Chase Stock is surrendered exclusively for Non-Stock Exchange Property (in each case, a "Reference Basket Event"), an initially equal-dollar weighted basket of three Reference Basket Stocks (as defined below) with an aggregate value on the effective date of such Reorganization Event equal to the Non-Stock Exchange Property Value multiplied by the Exchange Ratio in effect for JP Morgan Chase Stock on the Trading Day immediately prior to the effective date of such Reorganization Event. The "Reference Basket Stocks" will be the three stocks with the largest market capitalization among the stocks that then comprise the S&P 500 Index (or, if publication of such index is discontinued, any successor or substitute index selected by the Calculation Agent in its sole discretion) with the same primary Standard Industrial Classification Code ("SIC Code") as JP Morgan Chase; provided, however, that a Reference Basket Stock will not include any stock that is subject to a trading restriction under the trading restriction policies of Morgan Stanley or any of its affiliates that would materially limit the ability of Morgan Stanley or any of its affiliates to hedge the Notes with respect to such stock (a

                                      "Hedging Restriction"); provided further that, if three Reference Basket Stocks cannot be identified from the S&P 500 Index by primary SIC Code for which a Hedging Restriction does not exist, the remaining Reference Basket Stock(s) will be selected by the Calculation Agent from the largest market capitalization stock(s) within the same Division and Major Group classification (as defined by the Office of Management and Budget) as the primary SIC Code for JP Morgan Chase. Each Reference Basket Stock will be assigned a Basket Stock Exchange Ratio equal to the number of shares of such Reference Basket Stock with a Closing Price on the effective date of such Reorganization Event equal to the product of (a) the Non-Stock Exchange Property Value, (b) the Exchange Ratio in effect for JP Morgan Chase Stock on the Trading Day immediately prior to the effective date of such Reorganization Event and (c) 0.3333333.

                                Following the allocation of any Extraordinary Dividend to Reference Basket Stocks pursuant to paragraph 3 above or any Reorganization Event described in this paragraph 4, Parity on any Trading Day determined by the Calculation Agent upon any exchange, call or at maturity of the Notes with respect to the $1,000 principal amount of each Note will be an amount equal to:

                                   (i)   if applicable, the Closing Price of JP
                                         Morgan Chase Stock times the Exchange
                                         Ratio then in effect; and

                                   (ii)  if applicable, for each New Stock, the
                                         Closing Price of such New Stock times
                                         the New Stock Exchange Ratio then in
                                         effect for such New Stock; and

                                   (iii) if applicable, for each Reference
                                         Basket Stock, the Closing Price of such
                                         Reference Basket Stock times the Basket
                                         Stock Exchange Ratio then in effect for
                                         such Reference Basket Stock.

                                In each case, the applicable Exchange Ratio
                                (including for this purpose, any New Stock
                                Exchange Ratio or Basket Stock Exchange Ratio) will be determined, as applicable, upon any exchange, call or at maturity of the Notes.

                                5. No adjustments to the Exchange Ratio will be required other than those specified above. The adjustments specified above do not cover all of the events that could affect the Closing Price of JP Morgan Chase Stock, including, without limitation, a partial tender or exchange offer for JP Morgan Chase Stock.

                                                    *   *   *

                                For purposes of paragraph 4 above, in the case of a consummated tender or exchange offer or going-private transaction involving Exchange Property of a particular type, Exchange Property shall be deemed to include the amount of cash or other property paid by the offeror in the tender or exchange offer with respect to such Exchange Property (in an amount determined on the basis of the rate of exchange in such tender or exchange offer or going-private transaction). In the event of a tender or exchange offer or a going- private transaction with respect to Exchange Property in which an offeree may elect to receive cash or other property, Exchange Property shall be deemed to include the kind and amount of cash and other property received by offerees who elect to receive cash.

                                Following the occurrence of any Reorganization Event referred to in paragraphs 3 or 4 above,
                                (i) references to "JP Morgan Chase Stock" under "--No Fractional Shares," "--Closing Price" and "--Market Disruption Event" shall be deemed to also refer to any New Stock or Reference Basket Stock, and (ii) all other references in this pricing supplement to "JP Morgan Chase Stock" shall be deemed to refer to the Exchange Property into which the Notes are thereafter exchangeable and references to a "share" or "shares" of JP Morgan Chase Stock shall be deemed to refer to the applicable unit or units of such Exchange Property, including any New Stock or Reference Basket Stock, unless the context otherwise requires. The New Stock Exchange Ratio(s) or Basket Stock Exchange Ratios resulting from any Reorganization Event described in paragraph 4 above or similar adjustment under paragraph 3 above shall be subject to the adjustments set forth in paragraphs 1 through 4 hereof.

                                No adjustment to the Exchange Ratio will be required unless such adjustment would require a change of at least .1% in the Exchange Ratio then in effect. The Exchange Ratio resulting from any of the adjustments specified above will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward.

                                The Calculation Agent shall be solely
                                responsible for the determination and
                                calculation of any adjustments to the Exchange Ratio and of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets (including cash) in connection with any corporate event described in paragraphs 3 or 4 above, and its determinations and calculations with respect thereto shall be conclusive in the absence of manifest error.

                                The Calculation Agent will provide information as to any adjustments to the Exchange Ratio upon written request by any investor in the Notes.

                                If you exercise your Exchange Right and we elect to deliver JP Morgan Chase Stock or if we call the Notes for JP Morgan Chase Stock, the Calculation Agent will continue to make such adjustments until, but not beyond, the close of business on the Exchange Date or the third Trading Day prior to the Call Date, as applicable.

Market Disruption Event........."Market Disruption Event" means, with respect to
                                JP Morgan Chase Stock:

                                   (i) a suspension, absence or material
                                   limitation of trading of JP Morgan Chase
                                   Stock on the primary market for JP Morgan
                                   Chase Stock for more than two hours of
                                   trading or during the one-half hour period preceding the close of the principal trading session in such market; or a breakdown or failure in the price and trade reporting systems of the primary market for JP Morgan Chase Stock as a result of which the reported trading prices for JP Morgan Chase Stock during the last one-half hour preceding the close of the principal trading session in such market are materially inaccurate; or the suspension, absence or material limitation of trading on the primary market for trading in options contracts related to JP Morgan Chase Stock, if available, during the one-half hour period preceding the close of the principal trading session in the applicable market, in each case as determined by the Calculation Agent in its sole discretion; and

                                   (ii) a determination by the Calculation Agent in its sole discretion that any event described in clause (i) above materially interfered with the ability of Morgan Stanley or any of its affiliates to unwind or adjust all or a material portion of the hedge with respect to the Notes.

                                For purposes of determining whether a Market
                                Disruption Event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange, (2) a decision to permanently discontinue trading in the relevant options contract will not constitute a Market Disruption Event, (3) limitations pursuant to NYSE Rule 80A (or any applicable rule or regulation enacted or promulgated by the NYSE, any other self-regulatory organization or the Securities and Exchange Commission of scope similar to NYSE Rule 80A as determined by the Calculation Agent) on trading during significant market fluctuations shall constitute a suspension, absence or material limitation of trading, (4) a suspension of trading in options contracts on JP Morgan Chase Stock by the primary securities market trading in such options, if available, by reason of (x) a price change exceeding limits set by such securities exchange or market, (y) an imbalance of orders relating to such contracts or (z) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in options contracts related to JP Morgan Chase Stock and (5) a suspension, absence or material limitation of trading on the primary securities market on which options contracts related to JP Morgan Chase Stock are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Alternate Exchange Calculation
in Case of an Event of Default..In case an event of default with respect to the
                                Notes shall have occurred and be continuing, the amount declared due and payable per Note upon any acceleration of any Note shall be determined by MS & Co., as Calculation Agent, and shall be equal to the principal amount of the Note plus any accrued and unpaid interest at the Interest Rate to but not including the date of acceleration; provided that, if (x) an investor in a Note has submitted an Official Notice of Exchange to us in accordance with the Exchange Right or (y) we have called the Notes, other than a call for the cash Call Price of $1,000 per Note, in accordance with the Morgan Stanley Call Right, the amount declared due and payable upon any such acceleration with respect to the principal amount of Notes (i) for which such Official Notice of Exchange has been duly submitted or (ii) that have been called shall be an amount in cash per Note exchanged or called equal to the Exchange Ratio times the Closing Price of JP Morgan Chase Stock (and any other Exchange Property), determined by the Calculation Agent as of the Exchange Date or as of the date of acceleration (or, if we have elected to pay the cash value of such shares of JP Morgan Chase Stock on the Call Date, the Closing Price of JP Morgan Chase Stock (and any other Exchange Property) as of the third scheduled Trading Day prior to the Call Date), respectively, and shall not include any accrued and unpaid interest thereon; provided further that, if we have called the Notes for the cash Call Price of $1,000 per Note, in accordance with the Morgan Stanley Call Right, the amount declared due and payable upon any such acceleration shall be an amount in cash per Note equal to the Call Price of $1,000 per Note and shall not include any accrued and unpaid interest. See "--Call Price" above.

JP Morgan Chase Stock;
Public Information..............J.P. Morgan Chase & Co. is a financial holding company engaged in investment banking, treasury and securities services, investment management and private banking, private equity investments and other financial services such as home finance, cardmember services and auto finance. JP Morgan Chase Stock is registered under the Exchange Act. Companies with securities registered under the Exchange Act are required to file periodically certain financial and other information specified by the Securities and Exchange Commission (the "Commission"). Information provided to or filed with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, information provided to or filed with the Commission electronically can be accessed through a website maintained by the Commission. The address of the Commission's website is http://www.sec.gov. Information provided to or filed with the Commission by JP Morgan Chase pursuant to the Exchange Act can be located by reference to Commission file number 1-5805. In addition, information regarding JP Morgan Chase may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of such information.

                                This pricing supplement relates only to the Notes offered hereby and does not relate to JP Morgan Chase Stock or other securities of JP Morgan Chase. We have derived all disclosures contained in this pricing supplement regarding JP Morgan Chase from the publicly available documents described in the preceding paragraph. In connection with the offering of the Notes, neither we nor the Agent has participated in the preparation of such documents or made any due diligence inquiry with respect to JP Morgan Chase. Neither we nor the Agent makes any representation that such publicly available documents are or any other publicly available information regarding JP Morgan Chase is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof

                                (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of JP Morgan Chase Stock (and therefore the Exchange Ratio) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning JP Morgan Chase could affect the value received on any Exchange Date or Call Date with respect to the Notes and therefore the trading prices of the Notes.

                                Neither we nor any of our affiliates makes any representation to you as to the performance of JP Morgan Chase Stock.

                                We and/or our affiliates may presently or from time to time engage in business with JP Morgan Chase, including extending loans to, entering into loans with, or making equity investments in, JP Morgan Chase or providing advisory services to JP Morgan Chase, including merger and acquisition advisory services. In the course of such business, we and/or our affiliates may acquire non-public information with respect to JP Morgan Chase, and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to JP Morgan Chase, and these reports may or may not recommend that investors buy or hold JP Morgan Chase Stock. The statements in the preceding two sentences are not intended to affect the rights of investors in the Notes under the securities laws. As a prospective purchaser of a Note, you should undertake an independent investigation of JP Morgan Chase as in your judgment is appropriate to make an informed decision with respect to an investment in JP Morgan Chase Stock.

Historical Information..........The following table sets forth the published high and low Closing Prices of JP Morgan Chase Stock during 2001, 2002, 2003 and during 2004 through February 11, 2004. The Closing Price of JP Morgan Chase Stock on February 11, 2004 was $40.27. We obtained the Closing Prices and other information listed below from Bloomberg Financial Markets, without independent verification. You should not take the historical prices of JP Morgan Chase Stock as an indication of future performance. We cannot give any assurance that the price of JP Morgan Chase Stock will increase sufficiently so that you will receive an amount in excess of the principal amount on any Exchange Date or Call Date.

                                JP Morgan Chase Stock    High     Low    Dividends
                                ---------------------    ----     ---    ---------
                                (CUSIP 46625H100)
                                2001
                                First Quarter......... $ 55.98  $ 38.91    $ .32
                                Second Quarter........   50.60    40.39      .34
                                Third Quarter.........   45.80    30.82      .34
                                Fourth Quarter........   40.38    32.44      .34

                                JP Morgan Chase Stock    High     Low    Dividends
                                ---------------------    ----     ---    ---------
                                2002
                                First Quarter.........   39.14    28.19      .34
                                Second Quarter........   38.37    31.49      .34
                                Third Quarter.........   32.59    18.34      .34
                                Fourth Quarter........   25.55    15.45      .34
                                2003
                                First Quarter.........   27.98    20.75      .34
                                Second Quarter........   36.09    24.23      .34
                                Third Quarter.........   37.30    32.76      .34
                                Fourth Quarter........   36.84    34.63      .34
                                2004
                                First Quarter (through
                                 February 11, 2004)...   40.27    36.55      .34

                                We make no representation as to the amount of dividends, if any, that JP Morgan Chase will pay in the future. In any event, as an investor in the Notes, you will not be entitled to receive dividends, if any, that may be payable on JP Morgan Chase Stock.

Use of Proceeds and Hedging.....The net proceeds we receive from the sale of the
                                Notes will be used for general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the Notes. See also "Use of Proceeds" in the accompanying prospectus.

                                On or prior to the date of this pricing
                                supplement, we, through our subsidiaries or others, hedged our anticipated exposure in connection with the Notes by taking positions in JP Morgan Chase Stock. Such purchase activity could potentially have increased the price of JP Morgan Chase Stock and, therefore, the price at which JP Morgan Chase Stock must trade before you would receive an amount of JP Morgan Chase Stock worth as much as or more than the principal amount or issue price of the Notes on any Exchange Date or Call Date. In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the Notes by purchasing and selling JP Morgan Chase Stock, options contracts on JP Morgan Chase Stock listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities. We cannot give any assurance that we will not affect such price as a result of our hedging activities, and, therefore, adversely affect the value of the JP Morgan Chase Stock or the amount of cash you will receive upon an exchange or call or at maturity of the notes.

Supplemental Information
Concerning Plan of
Distribution....................Under the terms and subject to conditions contained in the U.S. distribution agreement referred to in the prospectus supplement under "Plan of Distribution," the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the principal amount of Notes set forth on the cover of this pricing supplement. The Agent proposes initially to offer the Notes directly to the public at the public offering price set forth on the cover page of this pricing supplement plus accrued interest, if any, from the Original Issue Date. The Agent may allow a concession not in excess of .25% of the principal amount of the Notes to other dealers, which may include Morgan Stanley & Co. International Limited and Bank Morgan Stanley AG. We expect to deliver the Notes against payment therefor in New York, New York on February 17, 2004. After the initial offering of the Notes, the Agent may vary the offering price and other selling terms from time to time.

                                In order to facilitate the offering of the Notes, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes or JP Morgan Chase Stock. Specifically, the Agent may sell more Notes than it is obligated to purchase in connection with the offering, creating a naked short position in the Notes, for its own account. The Agent must close out any naked short position by purchasing the Notes in the open market. A naked short position is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the Notes in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the Agent may bid for, and purchase, Notes or JP Morgan Chase Stock in the open market to stabilize the price of the Notes. Any of these activities may raise or maintain the market price of the Notes above independent market levels or prevent or retard a decline in the market price of the Notes. The Agent is not required to engage in these activities, and may end any of these activities at any time. See "--Use of Proceeds and Hedging" above.

                                General

                                No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the Notes or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, other than the United States, where action for that purpose is required. No offers, sales or deliveries of the Notes, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the Notes, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

                                The Agent has represented and agreed, and each dealer through which we may offer the Notes has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the Notes or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the Notes under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the Notes. We shall not have responsibility for the Agent's or any dealer's compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

                                Brazil

                                The Notes may not be offered or sold to the public in Brazil. Accordingly, the offering of the Notes has not been submitted to the Comissao de Valores Mobiliarios for approval. Documents relating to this offering, as well as the information contained herein and therein, may not be supplied to the public as a public offering in Brazil or be used in connection with any offer for subscription or sale to the public in Brazil.

                                Chile

                                The Notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the Notes, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

                                Hong Kong

                                The Notes may not be offered or sold in Hong
                                Kong, by means of any document, other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong. The Agent has not issued and will not issue any advertisement, invitation or document relating to the Notes, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Notes which are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

                                Mexico

                                The Notes have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

                                Singapore

                                This pricing supplement and the accompanying prospectus supplement and prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this pricing supplement and the accompanying prospectus supplement and prospectus used in connection with the offer or sale, or invitation for subscription or purchase, of the Notes may not be circulated or distributed, nor may the Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than under circumstances in which such offer, sale or invitation does not constitute an offer or sale, or invitation for subscription or purchase, of the Notes to the public in Singapore.

ERISA Matters for Pension Plans
and Insurance Companies.........Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (a "Plan"), should consider the fiduciary standards of ERISA in the context of the Plan's particular circumstances before authorizing an investment in the Notes. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

                                In addition, we and certain of our subsidiaries and affiliates, including MS & Co. and Morgan Stanley DW Inc. (formerly Dean Witter Reynolds Inc.) ("MSDWI"), may each be considered a "party in interest" within the meaning of ERISA, or a "disqualified person" within the meaning of the Internal Revenue Code of 1986, as amended (the "Code"), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also "Plans"). Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Notes are acquired by or with the assets of a Plan with respect to which MS & Co., MSDWI or any of their affiliates is a service provider, unless the Notes are acquired pursuant to an exemption from the "prohibited transaction" rules. A violation of these "prohibited transaction" rules may result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

                                The U.S. Department of Labor has issued five prohibited transaction class exemptions ("PTCEs") that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Notes. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers).

                                Because we may be considered a party in interest with respect to many Plans, the Notes may not be purchased or held by any Plan, any entity whose underlying assets include "plan assets" by reason of any Plan's investment in the entity (a "Plan Asset Entity") or any person investing "plan assets" of any Plan, unless such purchaser or investor is eligible for exemptive relief, including relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or such purchase and holding is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, or investor in the Notes will be deemed to have represented, in its corporate and fiduciary capacity, by its purchase and holding thereof that it either (a) is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with "plan assets" of any Plan or (b) is eligible for exemptive relief or such purchase or holding is not prohibited by ERISA or Section 4975 of the Code.

                                Under ERISA, assets of a Plan may include assets held in the general account of an insurance company which has issued an insurance policy to such plan or assets of an entity in which the Plan has invested. Accordingly, insurance company general accounts that include assets of a Plan must ensure that one of the foregoing exemptions is available. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Notes on behalf of or with "plan assets" of any Plan consult with their counsel regarding the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14.

                                Certain plans that are not subject to ERISA, including plans maintained by state and local governmental entities, are nonetheless subject to investment restrictions under the terms of applicable local law. Such restrictions may preclude the purchase of the Notes.

                                In addition to considering the consequences of holding the Notes, employee benefit plans subject to ERISA (or insurance companies deemed to be investing ERISA plan assets) purchasing the Notes should also consider the possible implications of owning JP Morgan Chase Stock upon call or exchange of the Notes (other than in the case of a call of the Notes for the applicable cash Call Price or an exchange with respect to which we elect to pay cash). Purchasers of the Notes have exclusive responsibility for ensuring that their purchase and holding of the Notes do not violate the prohibited transaction rules of ERISA or the Code, or any requirements applicable to government or other benefit plans that are not subject to ERISA or the Code.

United States Federal Income
Taxation........................The following summary is based on the opinion of
                                Davis Polk & Wardwell, our special tax counsel, and is a general discussion of the principal U.S. federal income tax consequences to initial investors in the Notes that (i) purchase the Notes at their Issue Price and (ii) will hold the Notes as capital assets within the meaning of Section 1221 of the Code. Unless otherwise specifically indicated, this summary is based on the Code, administrative pronouncements, judicial decisions and currently effective and proposed Treasury regulations, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein. This summary does not address all aspects of U.S. federal income taxation that may be relevant to a particular investor in light of the investor's individual circumstances or to certain types of investors subject to special treatment under the U.S. federal income tax laws, such as:

                                o  certain financial institutions;
                                o  tax-exempt organizations;
                                o dealers and certain traders in securities or foreign currencies;
                                o investors holding a Note as part of a hedging transaction, straddle, conversion or other integrated transaction;
                                o  U.S. Holders, as defined below, whose
                                   functional currency is not the U.S. dollar;
                                o  partnerships;
                                o nonresident alien individuals who have lost their United States citizenship or who have ceased to be taxed as United States resident aliens;
                                o corporations that are treated as foreign personal holding companies, controlled foreign corporations or passive foreign investment companies;
                                o Non-U.S. Holders, as defined below, that are owned or controlled by persons subject to U.S. federal income tax;
                                o Non-U.S. Holders for whom income or gain in respect of a Note is effectively connected with a trade or business in the United States;
                                o Non-U.S. Holders who are individuals having a "tax home" (as defined in Section 911(d)(3) of the Code) in the United States; and
                                o Non-U.S. Holders that hold, or will hold, actually or constructively, more than 5% of the Notes or more than 5% of JP Morgan Chase Stock.

                                If you are considering purchasing the Notes, you are urged to consult your own tax advisor with regard to the application of the U.S. federal income tax laws to your particular situation (including alternative characterizations of the Notes) as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

                                U.S. Holders

                                This section only applies to you if you are a U.S. Holder and is only a brief summary of the U.S. federal income tax consequences of the ownership and disposition of the Notes. As used herein, the term "U.S. Holder" means a beneficial owner of a Note that is for U.S. federal income tax purposes:

                                o  a citizen or resident of the United States;

                                o a corporation created or organized in or under the laws of the United Sates or of any political subdivision thereof; or
                                o an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

                                The notes will be treated as "contingent payment debt instruments" for U.S. federal income tax purposes. U.S. Holders should refer to the discussions under "United States Federal Taxation--Notes --Optionally Exchangeable Notes" and "United States Federal Taxation--Backup Withholding" in the accompanying prospectus supplement for a full description of the U.S. federal income tax and withholding consequences of ownership and disposition of a contingent payment debt instrument.

                                In summary, U.S. Holders will, regardless of their method of accounting for U.S. federal income tax purposes, be required to accrue original issue discount ("OID") as interest income on the Notes on a constant yield basis in each year that they hold the Notes, despite the fact that such yield will be higher than the yield provided by the interest actually paid on the Notes. As a result, U.S. Holders will be required to pay taxes annually on the amount of accrued OID but will not be required to include separately in income the semi- annual coupons received. In addition, any gain recognized by U.S. Holders on the sale or exchange, or at maturity, of the Notes will generally be treated as ordinary income. Further, U.S. Holders will not be required to recognize gain or loss with respect to the Notes on the occurrence of a Reorganization Event.

                                The rate of accrual of OID on the Notes is the yield at which we would issue a fixed rate debt instrument with terms similar to those of the Notes or the applicable federal rate, whichever is greater (our "comparable yield"), and is determined at the time of the issuance of the Notes. We have determined that the "comparable yield" is an annual rate of 4.1929% compounded semi-annually. Based on our determination of the comparable yield, the "projected payment schedule" for a Note (assuming an issue price of $1,026.25) consists of the semi-annual coupons and an additional amount equal to $1,372.27 due at maturity.

                                The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of U.S. Holders' interest accruals and adjustments in respect of the Notes, and we make no representation regarding the actual amounts of the payments on a Note.

                                Non-U.S. Holders

                                This section only applies to you if you are a Non-U.S. Holder. As used herein, the term "Non-U.S. Holder" means a beneficial owner of a Note that is for U.S. federal income tax purposes:

                                o  a nonresident alien individual;
                                o  a foreign corporation; or
                                o  a foreign trust or estate.

                                Tax Treatment upon Maturity, Sale, Exchange or Disposition of a Note. Subject to the discussion below concerning backup withholding, payments on a Note by us or a paying agent to a Non-U.S. Holder and gain realized by a Non-U.S. Holder on the sale, exchange or other disposition of a Note will not be subject to U.S. federal income or withholding tax; provided that:

                                o such Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of stock of Morgan Stanley entitled to vote and is not a bank receiving interest described in
                                   Section 881(c)(3)(A) of the Code;

                                o the certification required by Section 871(h) or Section 881(c) of the Code has been provided with respect to the Non-U.S. Holder, as discussed below; and

                                o JP Morgan Chase Stock will continue to be regularly traded on an established securities market (as defined in the applicable Treasury regulations).

                                Certification Requirements. Sections 871(h) and 881(c) of the Code require that, in order to obtain an exemption from withholding tax in respect of payments on the Notes that are, for U.S. federal income tax purposes, treated as interest, the beneficial owner of a Note certifies on Internal Revenue Service Form W-8BEN, under penalties of perjury, that it is not a "United States person" within the meaning of Section 7701(a)(30) of the Code. If you are a prospective investor, you are urged to consult your own tax advisor regarding the reporting requirements.

                                Estate Tax. Subject to benefits provided by an applicable estate tax treaty, a Note held by an individual who is a Non-U.S. Holder will not be subject to U.S. federal estate tax upon the individual's death unless, at such time, interest payments on the Notes would have been:

                                o  subject to U.S. federal withholding tax
                                   without regard to the W-8BEN certification requirement described above, not taking into account an elimination of such U.S. federal withholding tax due to the application of an income tax treaty; or

                                o effectively connected to the conduct by the holder of a trade or business in the United States.

                                Information Reporting and Backup Withholding. Information returns may be filed with the U.S. Internal Revenue Service (the "IRS") in connection with the semi-annual payments on a Note as well as in connection with the payment at maturity or proceeds from a sale, exchange or other disposition. The Non-U.S. Holder may be subject to U.S. backup withholding on such payments or proceeds, unless the Non-U.S. Holder complies with certification requirements to establish that it is not a United States person, as described above. The certification requirements of Sections 871(h) and 881(c) of the Code, described above, will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder's U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.

                                                                         ANNEX A

                           OFFICIAL NOTICE OF EXCHANGE

                                             Dated: [On or after March 17, 2004]

Morgan Stanley                             Morgan Stanley & Co. Incorporated, as
1585 Broadway                                Calculation Agent
New York, New York 10036                   1585 Broadway
                                           New York, New York 10036
                                           Fax No.: (212) 761-0674
                                           (Attn: Meghan Maloney)

Dear Sirs:

     The undersigned holder of the Global Medium Term Notes, Series C, Senior Fixed Rate Notes, .3% Exchangeable Notes due July 30, 2011 (Exchangeable for Shares of Common Stock of J.P. Morgan Chase & Co.) of Morgan Stanley (CUSIP No. 617446MJ5) (the "Notes") hereby irrevocably elects to exercise with respect to the principal amount of the Notes indicated below, as of the date hereof (or, if this letter is received after 11:00 a.m. on any Trading Day, as of the next Trading Day), provided that such day is on or after March 17, 2004 and is no later than the Trading Day prior to the earliest of (i) the fifth scheduled Trading Day prior to July 30, 2011, (ii) the fifth scheduled Trading Day prior to the Call Date and (iii) in the event of a call for the cash Call Price, the Morgan Stanley Notice Date, the Exchange Right as described in Pricing Supplement No. 39 dated February 11, 2004 (the "Pricing Supplement") to the Prospectus Supplement dated August 26, 2003 and the Prospectus dated August 26, 2003 related to Registration Statement No. 333-106789. Terms not defined herein have the meanings given to such terms in the Pricing Supplement. Please date and acknowledge receipt of this notice in the place provided below on the date of receipt, and fax a copy to the fax number indicated, whereupon Morgan Stanley will deliver, at its sole option, shares of common stock of J.P. Morgan Chase & Co. or cash on the third business day after the Exchange Date in accordance with the terms of the Notes, as described in the Pricing Supplement.

     The undersigned certifies to you that (i) it is, or is duly authorized to act for, the beneficial owner of the principal amount of the Notes indicated below its signature (and attaches evidence of such ownership as provided by the undersigned's position services department or the position services department of the entity through which the undersigned holds its Notes), (ii) it will cause the principal amount of Notes to be exchanged to be transferred to the Trustee on the Exchange Settlement Date and (iii) the principal amount of Notes to be exchanged pursuant to this notice is equal to or greater than $25,000, unless the Notes identified for exchange hereby constitute the undersigned's entire holding of Notes.

     If the Exchange Settlement Date for this exchange falls after a Record Date and prior to the succeeding Interest Payment Date, the undersigned will deliver to the Trustee on the Exchange Settlement Date an amount of cash equal to the interest payable on the succeeding Interest Payment Date with respect to the principal amount of Notes to be exchanged. The amount of any such cash payment will be determined by the Calculation Agent and indicated in its acknowledgment of this Official Notice of Exchange.


                                              Very truly yours,


                                              __________________________________
                                              [Name of Holder]

                                              By:_______________________________
                                                 [Title]

                                              __________________________________
                                              [Fax No.]

                                              $_________________________________
Receipt of the above Official                 Principal Amount of Notes to be
Notice of Exchange is hereby acknowledged      surrendered for exchange
MORGAN STANLEY, as Issuer
MORGAN STANLEY & CO. INCORPORATED, as Calculation Agent
By MORGAN STANLEY & CO. INCORPORATED, as Calculation Agent

By:_______________________________________
   Title:

Date and time of acknowledgment __________________
Accrued interest, if any, due upon surrender of the Notes for exchange: $_______